FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                             CASCADE PINES, L.P. II

                                DECEMBER 31, 2001

                             Cascade Pines, L.P. II

                                TABLE OF CONTENTS



                                                                            PAGE


INDEPENDENT AUDITORS' REPORT                                                   3

FINANCIAL STATEMENTS

         BALANCE SHEET                                                         4

         STATEMENT OF OPERATIONS                                               5

         STATEMENT OF CHANGES IN PARTNERS' EQUITY                              6

         STATEMENT OF CASH FLOWS                                               7

         NOTES TO FINANCIAL STATEMENTS                                         8

                          INDEPENDENT AUDITORS' REPORT



To the Partners
Cascade Pines, L.P. II

          We have audited the accompanying balance sheet of Cascade Pines, L.P. II, as of December 31, 2001, and the related statement of operations, changes in partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Pines, L.P. II, as of December 31, 2001, the results of its operations, the changes in partners' equity, and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                            /S/Reznick Fedder & Silverman

Atlanta, Georgia
April 22, 2002

                             CASCADE PINES, L.P. II

                                  Balance Sheet

                                December 31, 2001

                                     ASSETS

Investment in operating property, at cost
   Land                                                                              $     600,000
   Building                                                                              7,846,428
   Building improvements                                                                    95,780
   Building equipment                                                                      190,249
                                                                                     --------------
                                                                                         8,732,457
Less accumulated depreciation                                                           (1,407,604)
                                                                                     --------------
                                                                                         7,324,853

Cash                                                                                        53,420
Tenant security deposits held in trust                                                      61,536
Accounts receivable-tenants                                                                  5,732
Accounts receivable-other                                                                    1,338
Accounts receivable - HUD                                                                   41,879
Prepaid expenses                                                                             3,331
Utility deposits                                                                             9,400
Restricted cash - bond funds                                                               971,024
Bond issuance cost, net of accumulated amortization of $74,669                             279,021
Tax credit monitoring cost, net of accumulated amortization of $19,324                      28,989
                                                                                     --------------
                                                                                     $   8,780,523
                                                                                     ==============
                        LIABILITIES AND PARTNERS' EQUITY

LIABILITIES
   Accounts payable - operations                                                     $      73,971
   Tenant security deposits                                                                 61,536
   Due to owner                                                                            262,366
   Accrued management fees                                                                   5,994
   Accrued interest payable                                                                190,342
   Subordinate note payable                                                              1,100,000
   Mortgage payable                                                                      6,745,000
                                                                                     --------------
    Total liabilities                                                                    8,439,209
                                                                                     --------------
CONTINGENCY                                                                                      -
                                                                                     --------------
PARTNERS' EQUITY                                                                           341,314
                                                                                     --------------
                                                                                     $   8,780,523
                                                                                     ==============

                       See notes to financial statements

                             CASCADE PINES, L.P. II

                             Statement of Operations

                          Year ended December 31, 2001

Revenues

  Rental, net of vacancies                                                           $   1,914,735
  Other                                                                                     57,819
  Interest                                                                                  54,433
                                                                                     --------------
    Total revenues                                                                       2,026,987
                                                                                     --------------
Expenses

  Depreciation                                                                             238,486
  Amortization                                                                              15,011
  Interest                                                                                 478,069
  Administrative                                                                           301,084
  Management fees                                                                           76,118
  Repairs and maintenance                                                                  536,352
  Property insurance                                                                        44,407
  Real estate taxes                                                                         88,455
  Salaries and wages                                                                       222,986
  Bank service charges                                                                       5,565
  Utilities                                                                                335,659
  Other taxes and insurance                                                                 53,765
                                                                                     --------------
    Total expenses                                                                       2,395,957
                                                                                     --------------
NET LOSS                                                                             $    (368,970)
                                                                                     ==============

                        See notes to financial statements

                             CASCADE PINES, L.P. II

                    Statement of Changes in Partners' Equity

                          Year ended December 31, 2001








Beginning of year,
   partners' equity                                                                  $     710,284


Net loss                                                                                  (368,970)
                                                                                     --------------
End of year,
   partners' equity                                                                  $     341,314
                                                                                     ==============

                        See notes to financial statements

                             CASCADE PINES, L.P. II

                             STATEMENT OF CASH FLOWS

                          Year ended December 31, 2001


Cash flows from operating activities

   Net loss                                                                          $    (368,970)
   Adjustments to reconcile net loss to net cash
   used in operating activities
       Depreciation                                                                        238,486
       Amortization                                                                         15,011
   Decrease (increase) in assets
       Accounts receivable - tenants                                                        44,888
       Accounts receivable - HUD                                                           (41,879)
       Accounts receivable - other                                                           1,234
       Prepaid expenses                                                                     41,094
   Increase (decrease) in liabilities
       Accounts payable                                                                   (112,302)
       Accrued interest payable                                                           (134,163)
       Accrued expenses                                                                    (19,500)
       Due to owner                                                                        267,020
       Tenant security deposits, net                                                         3,395
                                                                                     --------------
          Net cash used in operating activities                                            (65,686)
                                                                                     --------------
Cash flows from investing activities

   Investment in operating property                                                        (79,914)
   Withdrawals from restricted cash held by bond trustee                                   (33,567)
                                                                                     --------------
          Net cash used in investing activities                                           (113,481)
                                                                                     --------------
Cash flows from financing acitvities
   Principal payments on bonds payable                                                    (145,000)
   Proceeds from subordinate note payable                                                  226,971
                                                                                     --------------
          Net cash provided by financing activities                                         81,971
                                                                                     --------------
NET DECREASE IN CASH                                                                       (97,196)
Cash, beginning                                                                            150,616
                                                                                     --------------
Cash, ending                                                                         $      53,420
                                                                                     ==============

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest                                            $     612,232
                                                                                     ==============

                             CASCADE PINES, L.P. II

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2001


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cascade Pines, L.P. II, (the "Partnership"), was organized as a limited partnership under the laws of the state of Georgia during September of 1995 to acquire, own, rehabilitate, maintain, and operate a 376 unit multifamily apartment complex located in Atlanta, Georgia, and is currently operating under the name of Cascade Pines Apartments (the "Project").

     Each building of the Project has qualified and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42 ("Section 42"), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. In addition, the Partnership has executed a Land Use Restriction Agreement which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     Operating Property
     ------------------

     Operating property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line and double-declining balance methods as follows:

                  Building                                              40 years
                  Building improvements                                 40 years
                  Building equipment                                   5-7 years

                             Cascade Pines, L.P. II

                                December 31, 2001


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

     Amortization
     ------------

     Bond issuance costs consist of fees for obtaining the mortgage note payable and are being amortized over the 30-year life of the mortgage note payable using the straight-line method, which approximates the effective interest method.

     Tax credit fees are being amortized over 15 years using the straight-line method.

     Income Taxes
     ------------

     Profit or loss of the Partnership is allocated 1 percent to the general partners and 99 percent to the investor limited partners. No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

     Rental Income
     -------------

     Rents are recognized as they become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

NOTE B - MORTGAGE PAYABLE

     The mortgage payable, in the original amount of $7,455,000, was funded with the proceeds from the issuance of Multifamily Housing Revenue Bonds issued by Urban Residential Finance Authority of the City of Atlanta, Georgia ("URFA"). The note bears interest at the rates of 6.25 percent and 6.60 percent on unpaid principal amounts of $2,160,000 and $4,990,000 at December 31, 2001. Principal installments are required to be paid annually on September 1. Interest installments are due semi-annually on March 1st and September 1st, until maturity on September 1, 2025. At December 31, 2001, accrued interest is $146,342.

     Under agreements with the Trustee, the Partnership is required to make monthly escrow deposits for property taxes and insurance, and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures, and distributions to partners.

                             Cascade Pines, L.P. II

                                December 31, 2001


NOTE B - MORTGAGE PAYABLE (Continued)

     The liability of the Partnership under the mortgage is limited to the underlying value of the real estate collateral plus other amounts deposited with the Trustee.

     Aggregate annual maturities of the mortgage payable are as follows:

             December 31, 2002                             $          150,000
                          2003                                        160,000
                          2004                                        170,000
                          2005                                        180,000
                          2006                                        195,000
           2007 and thereafter                                      5,890,000
                                                            ------------------
                                                           $        6,745,000
                                                            ==================

NOTE C - SUBORDINATE NOTE PAYABLE

     In connection with the acquisition of the Project, the Partnership obtained an assignment of the property purchase agreement, granting the right to purchase the Project in exchange for a $1,100,000 note payable to URFA. The note is secured by a second deed of trust in the property and equipment, and originally bore interest at a rate of 7 percent. During September 2000, the note was refinanced by URFA. As part of the refinancing, the balance of the note was restored to $1,100,000 and the interest rate was reduced to 3% per annum. The note matures December 31, 2031. At December 31, 2001, accrued interest is $44,000. Annual payments of principal and interest commence on March 31, 2002 and continue until final payment of unpaid principal and interest.

     Aggregate annual maturities of the subordinate note payable are as follows:

             December 31, 2002                                         23,121
                          2003                                         23,815
                          2004                                         24,529
                          2005                                         25,265
                          2006                                         26,023
                    Thereafter                                        977,247
                                                            ------------------
                                                           $        1,100,000
                                                            ==================

                             Cascade Pines, L.P. II

                                December 31, 2001


NOTE D - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

     The U.S. Department of Housing and Urban Development ("HUD") contracted with the Partnership effective October 1, 1995, under Section 8 of the U.
     S. Housing Act of 1937, to make housing assistance payments ("HAP") to the Partnership on behalf of qualified tenants for a term of 15 years. The Project has 70 units that receive HUD assistance. This agreement expires October 1, 2010.

     The HAP contract is pledged as collateral under the promissory note loan. Payments received are required to be deposited into the revenue fund pursuant to the Trust Indenture. All disbursements are strictly controlled by the Trustee.

NOTE E - RESTRICTED CASH HELD BY BOND TRUSTEE

     Cash held by the Bond Trustee consists of various funds established at closing of the bond issue as required by the trust indenture. The funds were established to remit the amounts required to pay for insurance, taxes, principal and interest when due and payable. The debt service reserve fund is used solely to make up any deficiency in the bond fund relating to payments of interest and principal on the bonds, whether at maturity or upon earlier redemption. Investments for the amounts held by the Trustee are subject to limitations.

     The balances in the funds at December 31, 2001, are as follows:

              Bond fund                                         $        119,692
              Debt service fund                                          593,091
              Maintenance and replacement fund                            28,900
              Revenue fund                                                58,280
              Transition fund                                            170,154
              Bond surplus fund                                              907
                                                                ----------------
                                                                $        971,024
                                                                ================

The Partnership will receive any amounts remaining in the funds upon redemption of the bonds after payment of all fees and expenses.

                             Cascade Pines, L.P. II

                                December 31, 2001


NOTE F - RELATED PARTY TRANSACTIONS

     Management Fee
     --------------

     The Project is managed by Lane Management Company. The management agreement provides for a management fee of four percent of gross collections, as defined. The fee incurred under the agreement in 2001 was $76,118.

     Incentive Management Fee
     ------------------------

     An affiliate of the general partner and the special limited partner can earn an incentive management fee equal to 45 percent of available cash flow. During 2001, no fees were expensed.

     Due To Owner
     ------------

     The general partner of the project has periodically made advances to the Project during the year. These advances are non-interest bearing and payable upon demand. At December 31, 2001, the balance totals $262,366.

NOTE G - COMMITMENTS AND CONTINGENCIES

     Tax Credits
     -----------

     The project's low-income housing tax credits will be contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupancy eligibility, and/or gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

     Land Use Restriction
     --------------------

     The Partnership has entered into a Land Use Restriction Agreement in connection with its note with URFA which restricts the use of the Project. Under this land use restriction, 40 percent of the units must be leased to households whose income does not exceed 60 percent of the applicable county median income. The agreement expires on the latest of the redemption of the bonds or September 28, 2010.

                             Cascade Pines, L.P. II

                                December 31, 2001


NOTE G - COMMITMENTS AND CONTINGENCIES (Continued)

     Lawsuits
     --------

     Wagner Munford and Tonya A. Blea vs. Brencor , Inc., Brencor management, LLC, Cascade Pines, LPII, Brencor Asset Management, Inc. and Southside Mechanical , Inc.

     On February 23, 2000, the above two tenants brought legal action against the partnership, the former management agent, and a vendor of the partnership. The claimants assert claims for punitive damages, premises liability and negligence for injuries allegedly caused by carbon monoxide poisoning within their building. The claimants assert that a water heater located in a shed attached to the rear of the building was the source of the carbon monoxide. The water heater was installed during renovations to the building done in 1996.

     During 2001, this claim was settled with the claimants and the lawsuit dismissed. The settlement was paid by the Partnership's insurance company and did not result in any loss to the Partnership.

     Anne Tanksley et al. Vs. Brencor, Inc., Brencor Management, LLC, Cascade Pines, LPII, Brencor Asset Management, Inc., Southside Mechanical, Inc., Horn's Refurbishers and Gardner Service Corporation

     On August 13, 1999, the relatives of a tenant brought legal action against the partnership, the former management agent, and three vendors of the partnership. The claimants assert claims for punitive damages, premises liability and negligence arising out of the carbon monoxide incident described above which resulted in the death of a tenant.

     During 2001, this claim was settled with the claimants and the lawsuit dismissed. The settlement was paid by the Partnership's insurance company and did not result in any loss to the Partnership.

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